Exhibit 99.1

NEXMETALS APPOINTS PHILIPA VARRIS TO BOARD OF DIRECTORS

Vancouver, British Columbia, July 23, 2025 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (“NEXM” or the “Company”) announces that Philipa Varris has been appointed to the Company’s Board of Directors (the “Board”). Her appointment follows the retirement of Norman MacDonald, who has stepped down from the Board.

Ms. Varris brings more than 25 years of leadership experience in environment, health, safety, and community management (“ESG”) within the mining sector. Her work has spanned multiple jurisdictions, including Africa, Australasia, and Latin America, and a broad range of mineral commodities. In recognition of her contributions to responsible mining, she has received the Australian Centenary Medal and was named one of Women in Mining’s 100 Global Inspirational Women. Furthermore, she has led teams that have been recognized with several industry honours, including the Prospectors & Developers Association of Canada Award for Environmental and Social Responsibility, the Australian Minerals and Energy Environment Foundation Award for Environmental Excellence, and the Mines and Money ESG Producer of the Year Award, among others.

Ms. Varris holds a Master of Science in Natural Resources from Curtin University, is an AusIMM Chartered Environmental Professional and UK Committee member and is qualified with Corporate Directors International. Ms. Varris has served as Head of Sustainability and Impact for Oryx Global Partners Limited since 2024. She has previously held similar positions for Horizonte Minerals from 2022 to 2024, Golden Star Resources from 2011 to 2022 and others. Ms. Varris is a non-executive director of Mkango Resources Limited and was previously a non-executive director of EnviroGold Global Limited.

Ms. Varris will serve as an independent director and will be appointed Chair of NEXM’s Sustainability Committee.

Mr. MacDonald joined the Board in June 2024 with a view to progressing the strategic direction of the Company, which culminated in the announcement on February 18, 2025, of the strategic financing with the Fiore Group, the appointment of Morgan Lekstrom as the incoming Chief Executive Officer and the equitization of the Cymbria Corporation debt, a subsidiary of EdgePoint Investment Group Inc. The Company extends its appreciation to him for his contributions and service during his tenure.

With Mr. MacDonald’s departure from the Board, and the appointment of Ms. Varris as a director, the Board continues to consist of eight directors, but is now comprised of Paul Martin (Chair), Philipa Varris, André van Niekerk, Chris Leavy, James Gowans, Jason LeBlanc, Mark Christensen and Morgan Lekstrom.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a mineral exploration and development company that is focused on the redevelopment of the previously producing copper, nickel and cobalt resources mines owned by the Company in the Republic of Botswana.

NexMetals is committed to governance through transparent accountability and open communication within our team and our stakeholders. NexMetals’ team brings extensive experience across the full spectrum of mine discovery and development. Collectively, the team has contributed to dozens of projects, including work on the Company’s Selebi and Selkirk mines. Senior team members each have on average, more than 20 years of experience spanning geology, engineering, operations, and project development.

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For further information about NexMetals Mining Corp., please contact:

Morgan Lekstrom

CEO and Director

morganl@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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